HFS Incorporated and Subsidiaries
                        COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
                      (In thousands, except per share data)

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                                                 For the Three Months Ended June 30,
                                             -----------------------------------------
                                                  1997                   1996
                                             -------------    ------------------------
                                               Primary and                      Fully
                                             Fully Diluted      Primary       Diluted
                                             -------------    ---------    ----------

Net income (loss) ........................    $(106,449)      $  59,939    $  59,939
Convertible debt interest and amortization
   of deferred loan costs, net of tax ....        --              1,122        1,122
                                              ---------       ---------    ---------
Net income (loss) as adjusted ............    $(106,449)      $  61,061    $  61,061
                                              =========       =========    =========

Weighted average common shares outstanding      158,355         138,594      138,594
Incremental shares for outstanding
   stock options and warrants ............        --             11,947       12,554
Convertible debt .........................        --              8,257        8,257
                                              ---------       ---------    ---------

Weighted average common and common
   equivalent shares outstanding .........      158,355         158,798      159,405
                                              =========       =========    =========

Net income (loss) per share ..............    $   (0.67)      $    0.38    $    0.38
                                              =========       =========    =========



                                                 For the Six Months Ended June 30,
                                              ---------------------------------------
                                                   1997                1996
                                              -------------   -----------------------
                                                Primary and                    Fully
                                              Fully Diluted     Primary      Diluted
                                              -------------   ---------    ---------

Net income (loss) ........................    $ (15,344)      $ 103,617    $ 103,617
Convertible debt interest and amortization
   of deferred loan costs, net of tax ....        --              2,244        2,244
                                              ---------       ---------    ---------
Net income (loss) as adjusted ............    $ (15,344)      $ 105,861    $ 105,861
                                              =========       =========    =========

Weighted average common shares outstanding      158,342         134,782      134,781
Incremental shares for outstanding
   stock options and warrants ............        --             11,193       12,360
Convertible debt .........................        --              8,257        8,257
                                              ---------       ---------    ---------

Weighted average common and common
   equivalent shares outstanding .........      158,342         154,232      155,398
                                              =========       =========    =========

Net income (loss) per share ..............    $   (0.10)      $    0.69    $    0.68
                                              =========       =========    =========

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